Exhibit 23.3

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

September 17, 2026

To: STAR FASHION CULTURE HOLDINGS LIMITED

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof. We have acted as PRC legal counsel to STAR FASHION CULTURE HOLDINGS LIMITED (the “Company”) in connection with the proposed placement (the “Placement”) of 12,000,000 Class A ordinary shares (the “Shares”) of the Company.

In rendering this opinion, we have reviewed the Company’s Registration Statement (as defined below) the Prospectus (as defined below) and the Placement agency agreement (as defined below). In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion (collectively the “Documents” and each a “Document”), provided to us by the Company or its subsidiaries incorporated and operating in the PRC as set out in Appendix A hereto (collectively the “PRC Subsidiaries” and each a “PRC Subsidiary”). Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Subsidiaries (collectively the “PRC Government Authorities” and each a “PRC Government Authority”), the Company and the PRC Subsidiaries or their appropriate representatives.

In the examination of the Documents and for the purpose of giving this opinion, we have assumed without further inquiry:

(a)	that the Placement agency agreement is legal, valid, binding and enforceable in accordance with its respective governing laws in any and all respects;

(b)	that any Document submitted to us still exist, remain in full force and effect up to the date of this opinion and has not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action, except as noted therein;

(c)	that all Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine;

(d)	that all Documents have been validly authorized, executed or delivered by all of the parties thereto other than the PRC Subsidiaries and such parties to the Documents have full right, power and authority to enter into, and have duly executed and delivered such Documents;

(e)	that all information provided to us by the Company and the PRC Subsidiaries in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that they have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(f)	that the Documents are legal, valid, binding and enforceable under such laws as govern or relate to them other than the applicable laws, regulations, rules, orders, decrees, guidelines, circulars, judicial interpretations and other legislation of the PRC;

(g)	that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all Documents submitted to us, including but not limited to the Placement agency agreement and the Prospectus have been obtained or made, and are in full force and effect as of the date thereof; and

(h)	except for such filings relating to this Offering required by relevant PRC government authorities under the New Administrative Rules Regarding Overseas Listings (as defined below), none of the Placement Agent (A) has any place or establishment in the PRC or has such a place or establishment in the PRC provided that there is no effective connection between the income received by any of the Placement Agent in connection with the Offering or execution and performance of the Placement agency agreement and such place or establishment in the PRC, and (B) has furnished the securities and futures investment consultancy services which is subject to the permission of competent PRC government authorities, in the PRC directly or through its employees in connection with the Offering or the execution and performance of the Placement agency agreement.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each document we have reviewed (including, without limitation, the truthfulness, accuracy and completeness of the representations and warranties of all parties to the Placement agency agreement). Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Entities or the rendering of this opinion.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“PRC Governmental Authorization” or “PRC Governmental Authorizations”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any PRC Government Authority.

“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the conditions (financial or otherwise), business, properties or results of operations or prospects of the PRC Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated under the Placement agency agreement and the Prospectus.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, judicial interpretations and other legislation currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	means the Company’s registration statement on Form F-1, including all amendments or supplements there to, filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

“New Administrative Rules Regarding Overseas Listings”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines issued by the CSRC came into force on March 31, 2023.

“Placement agency agreement”	means the placement agency agreement dated July 14, 2026 entered into by and between the Company and the representatives of the placement agent named therein.

“Placement Agent”	means Kingswood Capital Partners LLC

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein as well as any matter not disclosed to us, we are of the opinions that on the date hereof:

1.	Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company with legal person status under the PRC Laws, can sue and be sued in its own name under the PRC Laws. To the best of our knowledge after due and reasonable inquiries, the Company does not control any PRC subsidiary other than the PRC Subsidiaries.

2.	The current business license and articles of association of each of the PRC Subsidiaries comply with the applicable requirements of the PRC Laws in all material aspects and are in full force and effect. The registered capital of each of the PRC Subsidiaries has been paid in accordance with the PRC Laws and the articles of association of such PRC Subsidiary.

3.	The equity interests in each of the PRC Subsidiaries are legally and validly owned by the entities in the percentages set forth in Appendix A hereto after the name of such PRC Subsidiary. All PRC Governmental Authorizations required for the ownership of equity interests in each of the PRC Subsidiaries by each of its shareholders as set forth in Appendix A hereto have been obtained by the relevant shareholders or such PRC Subsidiary and are in full force and effect.

4.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, all of the equity interests of each of the PRC Subsidiaries are free and clear of all liens, charges or any other encumbrances, pledges, security interests, equities or claims or any third-party rights and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries.

5.	Except as otherwise disclosed in the Prospectus and as confirmed by the Company, to the best of our knowledge after due and reasonable inquiries, none of the PRC Subsidiaries has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of any of the PRC Subsidiaries or its assets, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Subsidiaries.

6.	Except as otherwise disclosed in the Prospectus and as confirmed by the Company, each of the PRC Subsidiaries has obtained all necessary PRC Governmental Authorizations and has full corporate right, power and authority for it to conduct its business in the manner as described in its business license and in the Prospectus, and (A) each of the PRC Subsidiaries is in compliance with the provisions of, and is not in violation of all such necessary PRC Governmental Authorizations in all material respects; and (B) to the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, none of the PRC Subsidiaries has received any notification of proceedings relating to the modification, suspension, withdrawal, cancellation or revocation of any such PRC Governmental Authorizations currently held by the PRC Subsidiaries or threatened against any of the PRC Subsidiaries in receiving any notification relating to the modification, suspension, withdrawal, cancellation or revocation of any such necessary PRC Governmental Authorization.

7.	As confirmed by the Company, except as otherwise disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, none of the PRC Subsidiaries is in breach or violation of, or in default under, as the case may be, (A) its business license or articles of association; (B) any applicable PRC Laws; or (C) any decree, order or judgment of any PRC Government Authority or PRC court binding on any of the PRC Subsidiaries, except for such breach, violation or defaults that would not, individually or in aggregate, have a Material Adverse Effect.

8.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, to the extent that the PRC Laws are concerned, except as disclosed in the Prospectus, as confirmed by the Company, there are no legal, arbitral or governmental proceedings, regulatory or administrative inquires or investigations, or other governmental decisions, in progress or pending or threatened in the PRC, to which any of the PRC Subsidiaries is a party or to which any property of any of the PRC Subsidiaries located within the PRC is subject, which would reasonably be expected to result in a Material Adverse Effect.

9.	Appendix B hereto sets forth a true list of all material Intellectual Properties of the PRC Subsidiaries, which have been confirmed by the relevant PRC Subsidiaries. (A) Each of the PRC Subsidiaries legally owns or has valid licenses in full force and effect or otherwise has the legal right to use the Intellectual Properties as set forth in Appendix B; (B) to the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, except as disclosed in the Prospectus, (i) none of the PRC Subsidiaries is infringing, misappropriating or violating any Intellectual Property of any third party in the PRC; and (ii) there is no pending or threatened action, suit, proceeding or claim by any third party challenging the validity, enforceability or scope or restricting the use of any PRC Subsidiary’s Intellectual Property in the PRC or alleging that any of the PRC Subsidiaries infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property of others in the PRC, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

10.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, there are no real estate properties owned by the PRC Subsidiaries within the PRC.

11.	As confirmed by the Company, to the best of our knowledge after due and reasonable inquiries, Appendix C hereto sets forth all the material lease agreements, to which any of the PRC Subsidiaries is a tenant. To the best of our knowledge after due and reasonable inquiries and confirmed by the Company, the lessor has not been able to provide the relevant property rights certificates, should the lease not be able to continue due to claims by a third party over the rights of the premise, the PRC Subsidiary may not be able to continue its lease of the premise.

12.	The description of the corporate and shareholding structure of the PRC Subsidiaries insofar as it constitutes matters under the PRC Laws, set forth in “Our Corporate Structure and History” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. As of the closing date, the ownership structure of the PRC Subsidiaries as described in the Prospectus does not violate any applicable PRC Laws, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

13.	Except as disclosed in the Prospectus, there are no restrictions or limitations, directly or indirectly, under the PRC Laws on the ability of the PRC Subsidiaries to declare and pay after-tax dividends or other distributions to their respective shareholders, nor any restriction or limitation on the ability of the PRC Subsidiaries which are foreign invested enterprises to freely convert such dividends into foreign currencies and remit such dividends or distributions out of the PRC, provided that such dividends or distributions are legally permissible and comply with applicable procedural provisions of the PRC Laws and the remittance of such dividends outside of the PRC complies with the relevant procedures required by the PRC Laws in respect of foreign exchange.

14.	Each of the PRC Subsidiaries has duly registered with the relevant PRC tax bureaus having jurisdiction over such PRC Subsidiary, and except as otherwise disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, none of the PRC Subsidiaries has been penalized for any material PRC tax non-compliance.

15.	Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Offering or the Listing. However, subject to the interpretation and application of PRC Laws and future PRC laws and regulations, there can be no assurance that the PRC Government Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

16.	To the best of our knowledge after due and reasonable inquiries, the statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Our Corporate Structure and History”, “Regulations”, “Taxation-People’s Republic of China Taxation”, “Legal Matters”, and “Enforceability of Civil Liabilities”, to the extent that such statements describe or summarize matters of PRC Laws, or documents, agreements or proceedings governed by PRC Laws, are correct in all material respects, fairly present or fairly summarize in all material aspects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any untrue statement of a material fact or any omission of material facts which will cause such statements misleading.

17.	Under the PRC Laws, none of the PRC Subsidiaries or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any PRC court.

18.	(A) The execution, delivery by the Company of, and the performance by the Company of its obligations under, the Placement agency agreement, (B) the issuance and sale of the Shares, (C) the compliance by the Company with its obligations under the Placement agency agreement, and (D) the consummation of the transactions contemplated by the Placement agency agreement, as applicable, (A) do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, insofar as governed by the PRC Laws, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument which are set forth in the Prospectus or which were provided to us for review, to which any PRC Subsidiary is a party or by which any PRC Subsidiary is bound or to which any of the properties or assets of any PRC Subsidiary is subject, except for such conflicts, breaches, violations or defaults which would not individually or in the aggregate, have a Material Adverse Effect; (B) do not result in any violation of the articles of association or any other constitutive documents of the PRC Subsidiaries; (C) do not result in any violation of any PRC Laws; (D) to the best of our knowledge after due and reasonable inquiries, do not result in a violation of any order, judgment or decree of any governmental body, agency or court of the PRC having jurisdiction over the Company or the PRC Subsidiaries.

19.	According to the New Administrative Rules Regarding Overseas Listings, among other things, a PRC domestic companies that seek public offering and listing of securities on overseas stock exchanges, either directly or indirectly, shall fulfill the CSRC filing requirements by submitting required documents to the CSRC within three working days after the relevant overseas offering application is submitted to the relevant overseas regulator of the listing venue. To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, the Company has completed such filing for the Offering and Listing with the CSRC on March 7, 2024 and the Company is subject to reporting obligations after the completion of the Offering imposed by the CSRC pursuant to the New Administrative Rules Regarding Overseas Listings.

20.	To the best of our knowledge after due and reasonable inquiries, the application of the net proceeds to be received by the Company from the Offering as contemplated by the Prospectus does not and will not contravene (A) any provision of applicable PRC Laws, (B) any applicable articles of association of the PRC Subsidiaries; and (C) any decree, order or judgment of any PRC Governmental Authority or PRC court binding on any of the PRCSubsidiaries.

21.	As a matter of the PRC Laws, no holder of the Shares who is not a PRC resident will be subject to any personal liability or any liability of the Company or any of its subsidiaries, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Shares. There are no limitations under the PRC Laws on the rights of holders of the Shares who are not PRC residents or are not controlled by PRC residents to hold, vote or transfer their Shares nor any statutory pre-emptive rights or transfer restrictions applicable to the Shares.

22.	There are no reporting obligations to any PRC Government Authority under PRC Laws on the holders of the Shares who are not PRC residents or are not controlled by PRC residents.

These opinions expressed above are subject to the following qualifications:

(1)	Our opinions are strictly limited to PRC Laws of general application on the date hereof. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein.

(2)	We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(3)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(4)	Except as specifically noted herein, we have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(5)	This opinion is rendered to you and is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose other than as required by law or regulation and in connection with this Offering and the Listing.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Appendix A List of PRC Subsidiaries and Shareholding Information

No.	Full Name	Shareholder(s)	Percentage(s) of Equity Interests Owned
1.	Xiamen Xingshu Shandian Culture Media Co., Ltd. (“WFOE”)	Star Fashion Culture (Hong Kong) Limited (“Star Fashion(Hong Kong)”)	100%
2.	Xiamen Star Fashion Culture Media Co., Ltd.	Star Fashion(Hong Kong)	94.9905%
		WFOE	4.9995%
		Zhang Pingting	0.0053%
		Zhan Jie	0.0034%
		Fu Yao	0.0005%
		Cai Jianpeng	0.0004%
		Dong Chao	0.0004%
3.	Susong Star Fashion Technology Co., Ltd.	Star Fashion(Hong Kong)	100%

Appendix B List of Intellectual Properties

1.	Domain Name

No. (序号)	Domain name (域名)	Registered Owner (域名持有者)	Expiration Date (域名到期时间)
1.	xmxingji.com	Xiamen Star Fashion Culture Media Co., Ltd.	2027-6-21

Appendix C List of Rental Properties

（1）	Rental housing

Lessee (承租方)	Property Location (物业坐落)	Lessor (出租方)	Rental Usage (租赁用途)	Area （租赁面积） （m2）
Xiamen Star Fashion Culture Media Co., Ltd.	Room 1203, No.611, Sishui Road, Huli District, Xiamen, China	Xiamen Fengsheng Real Estate Agency Co., Ltd.	Office	33

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